                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A
                        AMENDMENT NO. 1 TO CURRENT REPORT


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934




Date of Report (Date of earliest event reported):        January 25, 2000
                                                 -------------------------------


                            AKAMAI TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


        Delaware                       0-27275                   04-3432319
--------------------------------------------------------------------------------
(State or other jurisdiction    (Commission File Number)        (IRS Employer
     of incorporation)                                       Identification No.)


500 Technology Square, Cambridge, Massachusetts                          02139
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                              (Zip Code)


Registrant's telephone number, including area code:           (617) 250-3000
                                                   -----------------------------


                                 Not Applicable
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

     The undersigned Registrant hereby amends Item 7 of its Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2000, which excluded certain financial statements which were not available at the time of filing, to read in its entirety as follows:

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

          (a)  Financial Statements of Business Acquired

               Report of Independent Accountants

               Network24 Communications, Inc.
               Balance Sheets at December 31, 1999 and 1998

               Network24 Communications, Inc.
               Statements of Operations for the years ended December 31, 1999 and 1998

               Network24 Communications, Inc.
               Statements of Changes in Stockholders' Equity for the years ended December 31, 1999 and 1998

               Network24 Communications, Inc.
               Statements of Cash Flows for the years ended December 31, 1999 and 1998

               Network24 Communications, Inc.
               Notes to Financial Statements

          (b)  Unaudited Pro Forma Combined Condensed Financial Information

               Unaudited Pro Forma Combined Condensed Balance Sheet at December 31, 1999

               Unaudited Pro Forma Combined Condensed Statements of Continuing Operations for the year ended December 31, 1999

               Notes to Unaudited Pro Forma Combined Condensed Financial Information

          (c)  Exhibits

               Item No.    Description
               --------    -----------

                *2.1       Agreement and Plan of Merger, dated as of January 14,
                           2000 by and among Akamai Technologies, Inc.,
                           Aloha Merger Corporation and Network24
                           Communications, Inc.

                23.1       Consent of PricewaterhouseCoopers LLP

                27.1       Financial Data Schedule

                27.2       Financial Data Schedule


*Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2000.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      AKAMAI TECHNOLOGIES, INC.


                                      By: /s/ Timothy Weller
                                         -------------------------------------
Dated:  March 2, 2000                     Timothy Weller
                                          Chief Financial Officer and
                                          Treasurer

                         Network24 Communications, Inc.

                              Financial Statements

                     Years ended December 31, 1999 and 1998


                                    CONTENTS

Report of Independent Accountants..........................................  F-2

Balance Sheets.............................................................  F-3

Statements of Operations...................................................  F-4

Statements of Changes in Stockholders' Equity..............................  F-5

Statements of Cash Flows...................................................  F-6

Notes to Financial Statements..............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Network24 Communications, Inc.:

     In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Network24 Communications, Inc. at December 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     On February 10, 2000, Network24 Communications, Inc. was acquired by Akamai Technologies, Inc. (Note 10).

                                            PricewaterhouseCoopers LLP

February 14, 2000
Boston, Massachusetts

                         NETWORK24 COMMUNICATIONS, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                                                  1999          1998
                                                              ------------    ---------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $  3,260,553    $  13,470
  Accounts receivable.......................................       222,933       59,255
  Prepaid expenses and other current assets.................        40,700           --
                                                              ------------    ---------
          Total current assets..............................     3,524,186       72,725
  Property and equipment, net (Note 3)......................       444,867       66,737
                                                              ------------    ---------
          Total assets......................................  $  3,969,053    $ 139,462
                                                              ============    =========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $    301,674    $   2,014
  Accrued payroll...........................................        71,022        7,017
  Current portion of obligations under capital leases.......        38,554           --
  Loans payable -- stockholder..............................            --      128,860
  Deferred revenue..........................................        44,444           --
                                                              ------------    ---------
          Total current liabilities.........................       455,694      137,891
  Obligations under capital leases, net of current
     portion................................................        21,572           --
                                                              ------------    ---------
          Total liabilities.................................       477,266      137,891
                                                              ------------    ---------
Commitments (Note 9)

Stockholders' equity:
  Series A convertible preferred stock, $0.01 par value:
     20,000,000 shares authorized; 5,793,925 shares issued
     and outstanding at December 31, 1999 (liquidation
     preference of $5,500,000)..............................        57,939           --
  Common stock, $0.01 par value: 100,000,000 shares
     authorized; 12,191,574 and 11,283,848 issued and
     outstanding at December 31, 1999 and 1998,
     respectively...........................................       121,916      112,838
  Additional paid-in capital................................    19,592,213      668,028
  Note receivable for stock.................................      (227,500)          --
  Deferred compensation and other equity related charges....   (12,931,053)    (361,692)
  Accumulated deficit.......................................    (3,121,728)    (417,603)
                                                              ------------    ---------
          Total stockholders' equity........................     3,491,787        1,571
                                                              ------------    ---------
          Total liabilities and stockholders' equity........  $  3,969,053    $ 139,462
                                                              ============    =========

   The accompanying notes are an integral part of these financial statements.

                         NETWORK24 COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                 1999          1998
                                                              -----------    ---------
Revenue.....................................................  $   735,333    $  59,255
                                                              -----------    ---------
Operating expenses:
  Cost of service...........................................      767,650       80,093
  Engineering and development...............................      462,507       87,209
  Sales, general and administrative.........................    2,271,416      191,151
                                                              -----------    ---------
          Total operating expenses..........................    3,501,573      358,453
                                                              -----------    ---------
Operating loss..............................................   (2,766,240)    (299,198)
Interest income.............................................       62,115           --
                                                              -----------    ---------
Net loss....................................................  $(2,704,125)   $(299,198)
                                                              ===========    =========

   The accompanying notes are an integral part of these financial statements.

                         NETWORK24 COMMUNICATIONS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                   SERIES A CONVERTIBLE                                                            DEFERRED
                                      PREFERRED STOCK           COMMON STOCK        ADDITIONAL                   COMPENSATION
                                   ---------------------   ----------------------     PAID-IN        NOTE      AND OTHER EQUITY
                                    SHARES     PAR VALUE     SHARES     PAR VALUE     CAPITAL     RECEIVABLE   RELATED CHARGES
                                   ---------   ---------   ----------   ---------   -----------   ----------   ----------------
Balance, December 31, 1997.......         --    $    --    10,800,000   $108,000    $   125,280   $      --      $   (104,400)
Issuance of common stock.........                             330,000      3,300        177,842
Issuance of common stock in
  exchange of services
  received.......................                             153,848      1,538         25,392
Deferred compensation related to
  stock options granted..........                                                       339,514                      (339,514)
Amortization of deferred
  compensation...................                                                                                      82,222
Net loss.........................
                                   ---------    -------    ----------   --------    -----------   ---------      ------------
Balance, December 31, 1998.......         --         --    11,283,848    112,838        668,028          --          (361,692)
Issuance of common stock.........                             207,690      2,078        177,600
Issuance of common stock in
  exchange of services
  received.......................                              20,036        200         29,272
Issuance of common stock in
  exchange for note receivable...                             350,000      3,500        224,000    (227,500)
Issuance of Series A convertible
  preferred stock, net of
  issuance costs of $81,113......  5,793,925     57,939                               5,360,948
Issuance of common stock upon
  exercise of stock options......                             330,000      3,300         (1,389)
Deferred charges related to stock
  options granted, issuance of
  restricted stock, and issuance
  of a warrant...................                                                    13,133,754                   (13,133,754)
Amortization of deferred
  compensation and other deferred
  equity charges.................                                                                                     564,393
Net loss.........................
                                   ---------    -------    ----------   --------    -----------   ---------      ------------
Balance, December 31, 1999.......  5,793,925    $57,939    12,191,574   $121,916    $19,592,213   $(227,500)     $(12,931,053)
                                   =========    =======    ==========   ========    ===========   =========      ============


                                                     TOTAL
                                   ACCUMULATED   STOCKHOLDERS'
                                     DEFICIT        EQUITY
                                   -----------   -------------
Balance, December 31, 1997.......  $  (118,405)   $    10,475
Issuance of common stock.........                     181,142
Issuance of common stock in
  exchange of services
  received.......................                      26,930
Deferred compensation related to
  stock options granted..........                          --
Amortization of deferred
  compensation...................                      82,222
Net loss.........................     (299,198)      (299,198)
                                   -----------    -----------
Balance, December 31, 1998.......     (417,603)         1,571
Issuance of common stock.........                     179,678
Issuance of common stock in
  exchange of services
  received.......................                      29,472
Issuance of common stock in
  exchange for note receivable...                          --
Issuance of Series A convertible
  preferred stock, net of
  issuance costs of $81,113......                   5,418,887
Issuance of common stock upon
  exercise of stock options......                       1,911
Deferred charges related to stock
  options granted, issuance of
  restricted stock, and issuance
  of a warrant...................                          --
Amortization of deferred
  compensation and other deferred
  equity charges.................                     564,393
Net loss.........................   (2,704,125)    (2,704,125)
                                   -----------    -----------
Balance, December 31, 1999.......  $(3,121,728)   $ 3,491,787
                                   ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                         NETWORK24 COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                 1999          1998
                                                              -----------    ---------
Cash flows from operating activities:
  Net loss..................................................  $(2,704,125)   $(299,198)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................       53,369       22,713
     Amortization of deferred compensation and other
      deferred equity charges...............................      738,969      109,152
     Changes in assets and liabilities:
       Accounts receivable..................................     (163,678)     (59,255)
       Prepaid expenses and other current assets............      (40,700)          --
       Accounts payable and accrued expenses................      299,660       (6,071)
       Accrued payroll......................................       64,005        7,017
       Deferred revenue.....................................       44,444           --
                                                              -----------    ---------
  Net cash used in operating activities.....................   (1,708,056)    (225,642)
                                                              -----------    ---------
Cash flows from investing activities:
  Additions to property and equipment.......................     (347,750)     (70,890)
                                                              -----------    ---------
Cash flows from financing activities:
  Proceeds from loan payable -- stockholder.................           --      128,860
  Repayment of loan payable -- stockholder..................     (128,860)          --
  Proceeds from bridge loan.................................      250,000           --
  Repayments of capital lease obligations...................      (23,623)          --
  Proceeds from the issuance of common stock................       36,485      181,142
  Proceeds from issuance of Series A convertible preferred
     stock, net of issuance costs...........................    5,168,887           --
                                                              -----------    ---------
  Net cash provided by financing activities.................    5,302,889      310,002
                                                              -----------    ---------
Increase in cash and cash equivalents.......................    3,247,083       13,470
Cash and cash equivalents at beginning of year..............       13,470           --
                                                              -----------    ---------
Cash and cash equivalents at end of year....................  $ 3,260,553    $  13,470
                                                              ===========    =========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $     2,592    $      --
Noncash investing and financing activities:
  Additions to capital lease obligations for purchases of
     property and equipment.................................  $    83,749    $      --
  Conversion of bridge loan to Series A convertible
     preferred stock........................................      250,000           --
  Issuance of common stock in exchange for note
     receivable.............................................      227,500           --

   The accompanying notes are an integral part of these financial statements.

                         NETWORK24 COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS

     Network24 Communications, Inc. ("Network24") was founded in October 1997, and is engaged in the business of hosting, on its own servers and its proprietary EventCast broadcast management server platform, customized EventCast websites for broadcasting live interactive and on-demand, online events. Network24 manages its business as a single segment and has no organizational structure dictated by product lines, geography, or customer type. All revenue earned to date is from U.S. based customers.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CASH AND CASH EQUIVALENTS

     Network24 considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Network24 invests primarily in money market funds, commercial paper and United States government agency notes.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets ranging from three to five years. Assets held under capital leases are amortized over the remaining lease term.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     At December 31, 1999 and 1998, Network24's financial instruments consist of cash and cash equivalents, accounts receivable, loans payable, accounts payable and accrued expenses. The carrying amount of these instruments approximate their fair values.

  REVENUE RECOGNITION

     Network24 derives revenue from four principal activities: broadcast and hosting; production; maintenance and service; and consulting, design and development.

     Broadcast, hosting and production revenue is derived from the process of delivering live programming with streaming audio and/or video to the end-users desktop. Revenue is recognized when the event has been broadcast, all significant contractual obligations have been satisfied and collection of the related receivable is probable. Maintenance and service revenue consists of amounts generated from server maintenance contracts and data backup service contracts. Maintenance revenue is billed and recognized monthly over the contractual periods services are provided. Consulting, design and development revenue is derived primarily from the development of web sites used in production and broadcast events. Revenue is recognized when the corresponding production and broadcast revenue is recognized.

     Deferred revenue consists of billings in excess of revenue recognized.

  ENGINEERING AND DEVELOPMENT COSTS

     Cost incurred for engineering and development of Network24's products are expensed as incurred, except for certain software development costs. Network24 has adopted Statement of Position ("SOP") 98-1, which requires computer software costs associated with internal use software to be charged to operations as incurred until certain capitalization criteria are met. Costs eligible for capitalization under SOP 98-1 have been insignificant to date.

                         NETWORK24 COMMUNICATIONS, INC.

  STOCK-BASED COMPENSATION

     Network24 accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Network24's common stock at the date of grant. Network24 has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 7). All stock-based awards to nonemployees are accounted for at their fair value in accordance with SFAS No. 123.

  CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

     Financial instruments which potentially expose Network24 to concentration of credit risk include trade accounts receivable. At December 31, 1999, three customers accounted for 54%, 30% and 11% of Network24's accounts receivable. At December 31, 1998, one customer accounted for 100% of Network24's accounts receivable.

     For the year ended December 31, 1999, sales to two customers accounted for 77% and 13% of Network24's total revenue, while for the year ended December 31, 1998 sales to one customer accounted for 100% of Network24's total revenue.

  INCOME TAXES

     Network24 operated as an S Corporation under Subchapter S of the Internal Revenue Code from inception to July 15, 1999 after which time Network24 has operated as a C Corporation under Subchapter C of the Internal Revenue Code. During the S Corporation period, Network24 recognized no provision for income taxes. All income, losses and credits flowed through to Network24's shareholders and are, therefore, not available to offset future taxable income of Network24. Had Network24 recognized a provision for income taxes during the S Corporation period, the provision would have been nominal due to the net operating losses incurred since inception.

     Deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse. The measurement of deferred tax assets is reduced by a valuation allowance if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles generally requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                         NETWORK24 COMMUNICATIONS, INC.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Computer equipment..........................................  $438,177    $ 90,427
Equipment under capital leases..............................    83,749          --
                                                              --------    --------
                                                               521,926      90,427
Accumulated depreciation and amortization...................   (77,059)    (23,690)
                                                              --------    --------
                                                              $444,867    $ 66,737
                                                              ========    ========

     Depreciation expense relating to fixed assets was $53,369 and $22,713 for the years ended December 31, 1999 and 1998, respectively, of which $13,369 and $0, respectively, related to amortization of equipment held under capital leases.

4.  LOAN PAYABLE -- SHAREHOLDER

     At December 31, 1998, Network24 issued a loan payable to an officer and director of Network24. This loan was issued to meet short-term cash needs of Network24. The note was noninterest bearing and was fully repaid in 1999.

5.  BRIDGE LOAN

     In July 1999, Network24 entered into a convertible subordinated promissory note with a third party for $250,000. In August 1999, the note was converted into 263,360 shares of Series A convertible preferred stock.

6.  CAPITAL STOCK

     In August 1999, Network24 issued 5,793,925 shares of Series A convertible preferred stock at $0.95 per share to investors for total consideration of $5,418,887, net of issuance costs of $81,113.

     The holders of the Series A preferred stock are entitled to vote, together with the holders of common stock, as a single class on all matters. Each preferred stockholder is entitled to the number of votes equal to the number of whole shares of common stock into which such shares convert. Each Series A preferred share is convertible into common stock at the option of the stockholder or automatically upon the closing of a public offering of Network24's common stock, if a majority of Series A preferred stockholders elect conversion, or if at any time there remains outstanding less than 10% of the number of shares of Series A preferred stock issued on the original issue date. The number of shares of common stock into which holders of the preferred stock shall be entitled upon conversion shall be the product obtained by multiplying the invested amount per share of Series A preferred stock by the number of shares of Series A preferred stock being converted. The holders of the preferred stock are entitled to receive dividends, when and if declared by the Board of Directors, at a noncumulative rate of 4% per annum. No dividends may be paid on the common stock until all dividends on the preferred stock have been fully paid. Through December 31, 1999, no dividends have been declared or paid by Network24. In the event of any liquidation, dissolution or winding-up of Network24, the holders of the Series A preferred stock are entitled to receive an amount per share equal to the invested amount per share of Series A preferred stock, plus all declared but unpaid dividends. Any assets remaining after the initial distribution to the preferred stockholders shall be available for distribution ratably among the common stockholders.

                         NETWORK24 COMMUNICATIONS, INC.

  AUTHORIZED SHARES

     The authorized capital stock of Network24 consists of (i) 100,000,000 shares of voting common stock authorized for issuance with a par value of $0.01 and (ii) 20,000,000 shares of preferred stock with a par value of $0.01.

  STOCK SPLIT

     On August 3, 1998, Network24 authorized and effected a two-for-one stock split on the common stock. On June 7, 1999, Network24 authorized and effected a second two-for-one stock split on the common stock. All references to common stock amounts, including options and warrants to purchase common stock, have been retroactively restated to reflect the stock splits.

  WARRANTS

     In December 1999, Network24 entered into a strategic agreement with a customer, whereby the parties have selected each other as their preferred service providers. Additionally, the two parties will engage in a joint promotional plan and co-branding arrangement. In connection with this agreement, Network24 issued a warrant to purchase 1,136,605 shares of Network24's common stock at an exercise price of $3.47 per share. Network24 estimated the value of the warrants to be $7.1 million using the Black-Scholes valuation model. This value was recorded as a deferred charge in shareholders' equity and is being recognized as an expense over the contract period. For the year ended December 31, 1999, Network24 recorded $296,322 of the expense related to these warrants. In January 2000, Network24 issued an additional warrant to purchase 436,272 shares of outstanding common stock to this customer at an exercise price of $3.47 per share. Network24 has estimated the value of these warrants to be $2,997,625 using the Black-Scholes valuation model.

  RESERVED SHARES

     At December 31, 1999, Network24 had reserved 10,870,530 shares of common stock for future issuance upon conversion of the Series A convertible preferred stock, the exercise of stock options under the 1997 Stock Option Plan and the exercise of outstanding warrants.

7.  1997 OPTION PLAN

     In October 1997, Network24 adopted the 1997 Stock Option Plan (the "1997 Option Plan") which provides for the granting of incentive stock options and nonqualified stock options to employees, including Board members, and consultants of Network24. The Board of Directors is responsible for administration of the plan. The Board determines the term of each option, the option exercise price, the number of shares for which each option is exercisable and the vesting period, generally ratably over one to four years. The exercise price of incentive stock options shall not be less than 100% of the fair value of the common stock at the date of grant (not less than 110% of fair value in the case of holders of more than 10% of the Company's stock). Options granted under the 1997 Option Plan generally expire ten years from the date of the grant. The 1997 Option Plan allows for the issuance of options to purchase up to 3,940,000 shares of common stock. In the event of a "Corporate Transaction," as defined by the Internal Revenue Code Section 424(a), whereby a successor corporation, other than Network24, refuses to assume or substitute options granted under the 1997 stock option plan, the plan allows for all options to become fully vested and exercisable for a period of 15 days from the date of notice.

                         NETWORK24 COMMUNICATIONS, INC.

     A summary of activity under Network24's 1997 Option Plan as of December 31, 1998 and 1999, and changes during the years then ended is presented below:

                                                                              WEIGHTED
                                                                              AVERAGE
                                                               SHARES      EXERCISE PRICE
                                                             ----------    --------------
Outstanding -- December 31, 1997...........................   1,440,000       $0.0025
  Granted..................................................   1,340,000        0.0382
  Exercised................................................    (120,000)       0.0025
  Forfeited................................................  (1,320,000)       0.0025
                                                             ----------
Outstanding -- December 31, 1998...........................   1,340,000        0.0382
  Granted..................................................   2,031,081        0.6500
  Exercised................................................    (210,000)       0.0032
                                                             ----------
Outstanding -- December 31, 1999...........................   3,161,081        0.4333
                                                             ==========

     As of December 31, 1999 and 1998, 307,500 and 10,000 options were exercisable, respectively, under the 1997 Option Plan. As of December 31, 1999, there were 448,919 shares of common stock available for grant under the 1997 Option Plan.

     The following table summarizes information about stock options outstanding and exercisable at December 31, 1999:

                          WEIGHTED
                           AVERAGE
                          REMAINING
EXERCISE     NUMBER      CONTRACTUAL     NUMBER
 PRICES    OUTSTANDING      LIFE       EXERCISABLE
--------   -----------   -----------   -----------
$0.0025       700,000        9.4         137,500
$0.1111       430,000        9.6         155,000
$0.6500     2,031,081        9.9          15,000
            ---------                    -------
            3,161,081        9.8         307,500
            =========                    =======

     In 1998, 1,340,000 options were granted with an exercise price less than fair market value of the common stock. The weighted average exercise price and weighted average fair value of options granted in 1998 were $0.04 and $0.31 per share, respectively. In 1999, 2,011,081 and 20,000 options were granted with an exercise price less than the fair market value and with an exercise price equal to the fair market value, respectively. The weighted average exercise price and weighted average fair value of options granted at an exercise price less than fair market value were $0.65 and $3.06 per share, respectively. The weighted average exercise price and weighted average fair value of options granted at an exercise price equal to fair market value were $0.65 and $0.09 per share, respectively.

     As discussed in Note 2, Network24 has adopted the disclosure-only provision of SFAS No. 123. Had compensation costs been determined based on the fair value of the options granted to employees at the grant date consistent with the provisions of SFAS No. 123, Network24's net loss would have been as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1999          1998
                                                              -----------    ---------
Net loss:
  As reported...............................................  $2,704,125     $299,198
  Pro forma.................................................   2,722,815      301,449

                         NETWORK24 COMMUNICATIONS, INC.

     The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions for grants in 1999 and 1998: no dividend yield for both years; zero volatility for both years; risk-free interest rates of 5.2% for 1999 and 4.7% to 5.5% for 1998; and expected lives of three years for both years. Since options vest over several years and additional option grants are expected to be made in future years, the above pro forma results are not representative of pro forma results for future years.

     For the year ended December 31, 1999, Network24 recorded $6,022,017 in deferred compensation for options to purchase common stock granted at exercise prices determined to be below the fair market value of common stock. For the year ended December 31, 1998, Network24 recorded $413,074 in deferred compensation for options to purchase common stock granted at exercise prices determined to be below the fair market value of the common stock. Deferred compensation is amortized over the contractual vesting period. Amortization of deferred compensation of $268,071 and $82,222 was recognized for the years ended December 31, 1999 and 1998, respectively.

8.  INCOME TAXES

     The provision for income taxes for the year ended December 31, 1999 consists of the following:

Deferred tax benefit........................................  $(769,000)
Valuation allowance.........................................    769,000
                                                              ---------
                                                              $      --
                                                              =========

     The Network24's effective tax rate varies from the statutory rate as follows:

                                                              1999
                                                              ----
US federal income tax rate..................................  (34)%
State taxes.................................................   (4)
Equity compensation.........................................    7
S-Corp loss.................................................    3
Valuation allowance.........................................   28
                                                              ---
                                                               --%
                                                              ===

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets at December 31, 1999 are as follows:

Federal and state net operating loss carryforwards..........  $ 680,000
Accrual to cash adjustment..................................     49,000
Other temporary differences.................................     66,000
Valuation allowance.........................................   (795,000)
                                                              ---------
Net deferred tax asset......................................  $      --
                                                              =========

     A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. Accordingly, a valuation allowance has been recorded for the full amount of the deferred tax asset.

     As of December 31, 1999, Network24 has a net operating loss carryforward for federal and state income tax purposes of approximately $1,700,000, which will begin to expire in 2019. Ownership changes resulting from issuance of capital stock may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income. The amount of the annual limitation is determined based upon Network24's value immediately prior to the ownership change.

                         NETWORK24 COMMUNICATIONS, INC.

     Prior to July 15, 1999, Network24 operated as an S Corporation under Subchapter S of the Internal Revenue Code, and consequently, all income, loss, and credits flowed directly to Network24's shareholders. Accordingly, only 1999 amounts are presented.

 9.  COMMITMENTS

     Network24 leases its office facilities and certain equipment under various operating and capital leases. Total rent expense under operating leases was approximately $123,787 and $25,482 for the years ended December 31, 1999 and 1998, respectively. Future minimum lease commitments under capital leases and operating leases are as follows:

                                                              CAPITAL    OPERATING
YEARS ENDING DECEMBER 31,                                     LEASES      LEASES
-------------------------                                     -------    ---------
2000........................................................  $42,133    $297,600
2001........................................................   17,453          --
2002........................................................    6,050          --
2003........................................................      504          --
                                                              -------    --------
Total minimum lease payments................................   66,140    $297,600
                                                                         ========
Less -- amount representing interest........................   (6,014)
                                                              -------
Present value of minimum lease payments.....................  $60,126
                                                              =======

10.  SUBSEQUENT EVENT

     On February 10, 2000, Network24 was acquired by Akamai Technologies, Inc. ("Akamai"), a public corporation headquartered in Cambridge, Massachusetts. Pursuant to the merger agreement, cash of $12.5 million and approximately 599,152 shares of common stock of Akamai were exchanged for all of the issued and outstanding capital stock of Network24 for an estimated purchase price of $198.2 million. This transaction is being accounted for using the purchase method of accounting.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                             FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial information gives effect to the acquisition by Akamai Technologies, Inc. ("Akamai") of Network24 Communications, Inc. ("Network24") in a transaction to be accounted for as a purchase. The unaudited pro forma combined condensed balance sheet is based on the individual balance sheets of Akamai and Network24 and has been prepared to reflect the acquisition by Akamai of Network24 at December 31, 1999. The unaudited pro forma combined condensed statement of continuing operations is based on the individual statements of continuing operations of Akamai and Network24, and combines the results of continuing operations of Akamai and Network24 for the year ended December 31, 1999 as if the acquisition occurred on January 1, 1999.

     The pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have been achieved if the acquisition had been consummated as of the beginning of the period presented, nor are they necessarily indicative of the future financial position or operating results of Akamai. The pro forma combined condensed financial information does not give effect to any cost savings or restructuring and integration costs which may result from the integration of Akamai's and Network24's operations. Such costs related to restructuring and integration have not yet been determined and Akamai expects to charge such costs to operations during the quarter incurred.

     Pursant to Rule 11-02 of Regulation S-X, the unaudited pro forma combined condensed financial information is based on continuing operations only and excludes the results of extraordinary items.

     The unaudited pro forma combined condensed financial information should be read in conjunction with Akamai's audited consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 1999 on file with Securities and Exchange Commission and Network24's audited financial statements for the year ended December 31, 1999 included elsewhere in this Form 8-K/A.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                       BALANCE SHEET AT DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                           PRO FORMA      PRO FORMA
                                                  AKAMAI     NETWORK24    ADJUSTMENTS     COMBINED
                                                 --------    ---------    -----------     ---------
ASSETS
Current assets:
Cash and cash equivalents......................  $269,554    $  3,260      $(12,494)(2)   $260,320
Accounts receivable, net.......................     1,588         223            --          1,811
Prepaid expenses and other current assets......     2,521          41            --          2,562
                                                 --------    --------      --------       --------
          Total current assets.................   273,663       3,524       (12,494)       264,693
Property and equipment.........................    23,875         445            --         24,320
Intangible assets, net.........................       434          --       194,516(2)     194,950
Other assets...................................     2,843          --            --          2,843
                                                 --------    --------      --------       --------
          Total assets.........................  $300,815    $  3,969      $182,022       $486,806
                                                 ========    ========      ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses..........  $ 11,070    $    302      $  1,600(3)    $ 12,972
Accrued payroll and benefits...................     3,614          71            --          3,685
Deferred revenue...............................       698          44            --            742
Current portion of obligations under capital
  lease and equipment loan.....................       504          39            --            543
Current portion of long-term debt..............     2,751          --            --          2,751
                                                 --------    --------      --------       --------
          Total current liabilities............    18,637         456         1,600         20,693
Obligations under capital lease and equipment
  loan.........................................       733          21            --            754
                                                 --------    --------      --------       --------
          Total liabilities....................    19,370         477         1,600         21,447
                                                 --------    --------      --------       --------
Series A convertible preferred stock...........        --          58           (58)(5)         --
Common stock...................................       925         122          (122)(5)        931
                                                                                  6(4)
Addition paid-in capital.......................   374,739      19,592       184,135(4)     558,874
                                                                            (19,592)(5)
Notes receivable from officers for stock.......    (5,907)       (227)           --         (6,134)
Deferred compensation and other equity related
  charges......................................   (29,731)    (12,931)       12,931(5)     (29,731)
Accumulated deficit............................   (58,581)     (3,122)        3,122(5)     (58,581)
                                                 --------    --------      --------       --------
          Total stockholders' equity...........   281,445       3,492       180,422        465,359
                                                 --------    --------      --------       --------
          Total liabilities and stockholders'
            equity.............................  $300,815    $  3,969      $182,022       $486,806
                                                 ========    ========      ========       ========

      See accompanying notes to the unaudited pro forma combined condensed financial information.

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS
         OF CONTINUING OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                        PRO FORMA       PRO FORMA
                                             AKAMAI       NETWORK24    ADJUSTMENTS      COMBINED
                                           -----------    ---------    -----------     -----------
Revenue..................................  $     3,986     $   735      $      --      $     4,721
                                           -----------     -------      ---------      -----------
Operating expenses:
     Cost of services....................        9,002         768             --            9,770
     Engineering and development.........       11,749         463           (169)(6)       12,043
     Sales, general and administrative...       29,668       2,270           (570)(6)       96,207
                                                                           64,839(2)
     Equity related compensation.........       10,005          --            739(6)        10,744
                                           -----------     -------      ---------      -----------
          Total operating expenses.......       60,424       3,501         64,839          128,764
                                           -----------     -------      ---------      -----------
Operating loss...........................      (56,438)     (2,766)       (64,839)        (124,043)
Interest income, net.....................        2,269          62             --            2,331
                                           -----------     -------      ---------      -----------
Loss from continuing operations..........  $   (54,169)    $(2,704)     $ (64,839)     $  (121,712)
                                           ===========     =======      =========      ===========
Loss from continuing operations per
  common share (1):
  Basic and diluted......................  $     (1.80)                                $     (3.95)
                                           ===========                                 ===========
Weighted average number of common
  shares (1):
  Basic and diluted......................   30,177,376                                  30,776,528
                                           ===========                                 ===========

      See accompanying notes to the unaudited pro forma combined condensed financial information.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                             FINANCIAL INFORMATION

A.  PRO FORMA BASIS OF PRESENTATION AND ADJUSTMENTS

     The following unaudited pro forma combined condensed financial information gives effect to the acquisition by Akamai of Network24 in a transaction accounted for as a purchase. The unaudited pro forma combined condensed balance sheet is based on the individual balance sheets of Akamai and Network24 and has been prepared to reflect the acquisition by Akamai of Network24 at December 31, 1999. The unaudited pro forma combined condensed statement of continuing operations is based on the individual statements of continuing operations of Akamai and Network24, and combines the results of continuing operations of Akamai and Network24 for the year ended December 31, 1999 as if the acquisition occurred on January 1, 1999.

     Akamai issued 599,152 shares of Akamai common stock and $12.5 million in cash in exchange for all outstanding shares of common and preferred stock of Network24. Akamai also issued options exercisable for 136,877 shares of common stock and warrants exercisable for 58,985 shares of common stock in replacement of options and warrants for common stock of Network24.

B.  PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED
    FINANCIAL INFORMATION

1. The unaudited pro forma combined per share amounts are based on the pro forma combined weighted average number of common shares which equals Akamai's weighted average number of common shares outstanding for the period plus the total number of Akamai common shares that were issued in the acquisition of Network24. On February 10, 2000, Akamai issued 599,152 shares of common stock in exchange for all outstanding common and Series A preferred shares of Network24. All potential common stock equivalents of Akamai and Network24 have been excluded from the calculation of pro forma loss from continuing operations per common share as their inclusion would be anti-dilutive.

2. Akamai estimates the purchase price to be approximately $198.2 million based on the consideration paid to Network24 shareholders including common stock, options, warrants and $12.5 million in cash, plus acquisition related expenses. For purposes of measuring the value of the transaction, the value of the common stock issued was based on the average closing price of Akamai's common stock three days before and after the parties agreed to the terms and the terms were announced. The value of options and warrants issued were estimated using the Black Scholes valuation model. Akamai is currently in the process of performing a full assessment of the fair value of the net assets acquired. For the purposes of the preparation of the pro forma combined condensed financial information, Akamai has allocated $3.7 million of the purchase price to tangible assets acquired and liabilities assumed based on the book value as of December 31, 1999. The remainder has been allocated to intangible assets which are expected to include: completed technology, workforce, trademarks and goodwill. Based on an estimated useful life of three years for such intangible assets, the unaudited pro forma combined condensed financial information includes an adjustment of $64.8 million for amortization expense. The allocation of the purchase price to tangible and intangible assets, as well as the related amortization expense may change materially as a result of the completion of Akamai's evaluation of the fair value of the net assets acquired.

3. Increase in accrued expenses for estimated acquisition related expenses of $1,600,000.

4. Increase in stockholders' equity for the issuance of 599,152 shares of Akamai common stock.

5.  Elimination of Network24 equity accounts.

6. Certain reclassification, none of which affects income from continuing operations, have been made to the Network24 statement of operations in the unaudited pro forma combined condensed statements of continuing operations to classify equity related compensation on a consistent basis.